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                                                                   Exhibit 10.11

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of April 8, 1996, by and between BARRY'S JEWELERS, INC., a California corporation (hereinafter referred to as the "Company" or "Employer"), and Robert Bridel (hereinafter referred to as "Employee").


                                R E C I T A L S

          WHEREAS, Employee has served and is currently serving as a senior executive officer of the Company; and

         WHEREAS, the Company and Employee desire to set forth the terms, conditions and provisions of Employee's rendition of services to the Company, which shall be effective with respect to the period from and after the date hereof;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Term; Position. Employer hereby employs Employee for the term of two (2) years commencing on the date of this Agreement and ending on April 8, 1998 (the "Expiration Date"); provided, however, that commencing on the Expiration Date, and on each anniversary of the Expiration Date (the Expiration Date and the date of each anniversary thereof being a "Renewal Date"), the term shall be automatically extended so as to terminate one (1) year from such Renewal Date, unless at least 90 days prior to such Renewal Date either party hereto gives notice to the other that the term shall not be so extended. The term of this Agreement, as extended in the manner described in the preceding sentence, is hereinafter sometimes referred to as the "Employment Period." Employee will be employed in the positions of President and Chief Executive Officer of Employer, and shall have general responsibility for supervision and direction of the operations of Employer, and shall also have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws of Employer. Employee shall render his services at such places in the Los angeles vicinity as Employer shall designate from time to time; provided, however, that Employer acknowledges that Employee's functions shall include travel undertaken at the request of Employer, and that his duties hereunder may be performed at locations other than the offices of Employer while Employee is in the course of such travel.

         2.      Employee's Duties.

                 2.1 Exclusive Services. Employee hereby accepts said employment and agrees to devote his entire working time





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and attention and best talents and abilities exclusively to the service of
Employer as Employer may direct during the term hereof; provided, however, that Employee may continue to engage in and devote time to other pursuits, activities and responsibilities to the extent that such time spent is immaterial and does not interfere with Employee's obligations hereunder.

                 2.2 Control By Board of Directors. Employee shall at all times be subject to the control and direction of the Board of Directors of Employer.

         3.      Salary; Stock Option Grant; Other Benefits.

                 3.1 Salary. In consideration for the services to be rendered by Employee pursuant hereto and in complete discharge of Employer's salary obligations hereunder, Employer will pay to Employee and Employee will accept a fixed annual salary at the rate of Three Hundred Twenty-Five Thousand Dollars ($325,000), effective as of the date of this Agreement. Such salary shall be subject to any deductions and withholdings required by applicable law and be payable in equal installments no less frequently than monthly; provided, however, that if this Agreement commences on any date other than the first day of a pay period or terminates on any date other than the last day of a pay period, then the compensation payable for such pay period shall be prorated on a daily basis.

                 3.2 Stock and Restricted Stock Option Grants. Contemporaneously with the execution of this Agreement, the Company will grant Employee (i) stock options covering 35,000 shares of the Company's Common Stock, such options to be granted pursuant to the Company's existing stock option plan and to be subject to the same terms and conditions as customarily utilized for other option grants under the plan (except that vesting shall occur one-half (1/2) on the first anniversary of the date of this Agreement and one-half (1/2) on the second anniversary of the date of this Agreement) and
(ii) 10,000 shares of restricted Common Stock. Such shares of restricted Common Stock shall vest and become nonforfeitable as follows: 5,000 of such shares shall vest and become nonforfeitable on April 8, 1997, provided that the Employee remains in the employment of the Company as of that date; and 5,000 of such shares shall vest and become nonforfeitable on April 8, 1998, provided that the Employee remains in the employment of the Company as of that date. Notwithstanding the foregoing, in the event that Employee's employment with the Company terminates pursuant to an event described in Section 4.3 of this Agreement or there occurs a Change of Control Event (as hereinafter defined), then the entire restricted Common Stock award shall become immediately vested and nonforfeitable. With respect to the first one-half of the restricted Common Stock award to vest, the Company agrees to





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pay a special bonus to Employee in an amount equal to (a) the federal, state and local taxable income of Employee related to such vesting multiplied by (b) the maximum marginal federal, state and local tax rates applicable to such taxable income, plus a further bonus amount in respect of such bonus computed in the same manner, and so on, so that the bonus amount payable pursuant to this sentence is fully "grossed up". The parties acknowledge that the existing plan does not contain a sufficient number of available shares to make the foregoing grant in full; consequently, the Company agrees to seek shareholder approval of an amendment to the plan to provide for an increase in the available shares at its 1996 annual meeting of shareholders. Employee acknowledges that the foregoing option grant is subject to receipt of shareholder approval of the amendment at such meeting.

                 3.3 Expenses. Employer hereby recognizes that in connection with Employee's performance of his duties and obligations hereunder, he will incur certain ordinary and necessary expenses of a business character. Employer therefore agrees to repay or reimburse Employee for such ordinary and necessary business expenses upon the presentation of itemized statements of such business expenses on Employer's regular forms used for such purposes. It is expressly understood and agreed that the extent and nature of such business expenses shall be subject to the approval of such officers of Employer as may be designated for such purposes by the Board of Directors of Employer, but that such approval shall at all times during the term hereof be consistent with the policy of Employer applicable to like situations. Employee agrees from time to time to report to the Audit and Compensation Committee of the Board concerning the level and nature of his expense reimbursement.

                 3.4 Additional Discretionary Compensation. Nothing in this Agreement shall prevent Employer from (i) paying such additional monies during the Employment Period as may be recommended by the Audit and Compensation Committee of the Board of Directors of Employer or (ii) at any time increasing prospectively the compensation to be paid to Employee for his active services in the event that said committee deem it advisable to do so, but nothing herein shall obligate Employer to make such additional payments or any such increases. The Company and Employee acknowledge their mutual intention to agree, not later than May 31, 1996, upon a bonus plan for Employee relating to the Company's 1997 fiscal year.

                 3.5 Other Benefits. Employer agrees that it will include Employee in each employee benefit plan (a "Plan") now existing or hereafter adopted by Employer (or existing at or adopted by any successor, including a successor by merger to, or any assignee or transferee of the assets of, Employer), including, without limitation, pension, medical, health, insurance, retirement, stock option and executive bonus plans;



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provided, however, that except as set forth in this paragraph 3, nothing contained herein shall obligate Employer to formulate any such Plan or Plans, and Employee's eligibility to participate in such Plan or Plans shall be governed by the rules applicable to all employees. Employer further agrees that Employee will be entitled to participate in such Plan or Plans of Employer (or existing at or adopted by any successor, including a successor by merger to, or any assignee or transferee of the assets of, Employer) at a level no less than the level at which other senior executives of Employer are entitled to participate. Employee shall also be entitled to such other benefits and practices of Employer (or existing at or adopted by any successor, including a successor by merger to, or any assignee or transferee of the assets of, Employer) as are regularly granted to comparable executives of Employer.

                 3.6 Automobile. Employer shall provide an automobile for the business use of Employee, and Employer shall bear all costs and expenses relating to such automobile. Employee shall inform the Compensation Committee of the Board prior to the acquisition of any automobile for his use and the proposed manner of financing such automobile.

                 3.7 Vacation. Employee shall be entitled to four (4) weeks vacation during each year. Employee will be entitled to such additional weeks of vacation as the Board of Directors may approve upon request to and approval by the Board of Directors.

                 3.8 Effect of Termination on Benefits. Any termination of this Agreement pursuant to paragraphs 4, 5 or 6 hereof shall not affect any benefits of the Employee under any Plan or Plans described in subparagraph 3.5 above except as provided in said paragraphs 4, 5 and 6 or in the Plan or Plans themselves.

         4.      Termination.

                 4.1 Cause. Should Employee (i) engage in gross negligence or willful misconduct which has a substantial adverse effect on the Company; (ii) fail, neglect or refuse (other than by reason of a mental or physical disability as described in paragraph 5 hereof) to perform or observe any of all of his obligations hereunder at the times and in the manner provided herein, which failure, neglect or refusal has or may result in a substantial adverse affect on the Company; (iii) commit a theft or defalcation against Employer or knowingly participate in a material misrepresentation to the Board of Directors; (iv) or be convicted of any felony or other crime (excluding traffic violations) involving moral turpitude or dishonesty which has a substantial adverse affect on the Company (all of which foregoing acts shall be referred to herein as "cause"), after written notice from the Company



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to Employee describing the particular cause, the operation of this Agreement
(x) in the case of any cause described in clause (i) or (ii) above, shall be suspended both as to the services and as to salary for and during the continuance of Employee's period of misconduct, failure, neglect or refusal, measured rom the date of said notice, and Employer may, by delivery of further written notice to Employee, terminate this Agreement after a reasonable period within which said misconduct, failure, neglect or refusal has not been cured; and (y) in the case of any cause described in clause (iii) or (iv) above, shall terminate immediately and Employer shall thereupon be released and discharged of and from all further obligations hereunder, except for any accrued salary and benefits due and owing to Employee and then unpaid.

                 4.2 Voluntary Resignation. Except as otherwise provided in this Agreement, in the event the Employee voluntarily resigns, this Agreement shall terminate immediately and Employer shall thereupon be released and discharged of and from all further obligations hereunder, except for any accrued salary and benefits due and owing to Employee and then unpaid.

                 4.3 No Cause. In the event that either (a) the Employee elects to resign following a Constructive Termination (as hereinafter defined) with respect to his employment with the Company, or (b) the operation of this Agreement is terminated by the Company for any reason other than for cause, voluntary resignation, disability or death (pursuant to subparagraph 4.1, subparagraph 4.2, paragraph 5 or paragraph 6 hereof, respectively), Employer shall be obligated to continue to provide to Employee any and all benefits pursuant to this Agreement for the entire remaining term of the Employment Period and to pay Employee the greater of (x) all salary due to Employee pursuant to this Agreement for the entire remaining term of the Employment Period, and (y) a lump sum cash payment upon termination of this Agreement equal to 12 months of Employee's salary at the time of termination (such lump sum payment being the "Severance Payment"). Employee shall be under no duty or obligation to mitigate his damages in the event of such a termination, and Employee's receipt of compensation pursuant to other employment obtained by Employee shall not reduce the amount of Employer's obligation hereunder. Furthermore, pursuant to subparagraph 3.2.2, upon termination of employment as described in clause (a) or (b) of this subparagraph, the Company shall take steps to cause the stock options described in Section 3.2 hereof as well as all other stock options previously granted to the Employee (collectively, "Stock Options") to accelerate so as to become immediately exercisable in full. "Constructive Termination" means (a) a substantial diminution in the duties and responsibilities assigned to the Employee by the Board of Directors of the Company relative to such duties and responsibilities as of the date of this Agreement, or (b)



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reassignment of the Employee's principal office such that the Employee is required to spend in excess of 20% of his working hours at an office of the Company or one of its subsidiaries that is more than 50 miles from the Company's principal office as of the date of this Agreement (provided, however, that nothing herein shall apply to required travel by the Employee to locations other than offices of the Company and its subsidiaries that is consistent with such Employee's duties and responsibilities at the Company).

                 4.4 Company's Election Not to Renew. In addition to the other rights to which he may be entitled pursuant to this Agreement, if the Company elects, pursuant to paragraph 1, not to renew this Agreement by providing the notice to Employee specified in such paragraph, upon termination of this Agreement, the Company shall pay Employee a lump sum cash payment equal to six (6) months of Employee's salary at the time of termination.

                 4.5 Termination due to Change of Control. In addition to the other rights to which he may be entitled pursuant to this Agreement, if Employee's employment with the Company is terminated as described in clause (a) or (b) of subparagraph 4.3 in connection with or within 12 months following any Change of Control Event, then the Employer shall be obligated to pay Employee an additional amount equal to up to 36 months of Employee's salary at the time of termination (the "Change of Control Payment"), such amount payable such that the aggregate cash amount paid to Employee pursuant to the first sentence of
Section 4.3 and this Section 4.5 shall equal 36 months of Employee's salary effective as of the date of termination of this Agreement. For the purposes of this agreement, a "Change of Control Event" means (i) the dissolution or liquidation of the Company, (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or as a result of which it is the surviving corporation and its outstanding voting securities are converted to or reclassified as cash, securities of another corporation or other property,
(iii) a sale of assets of the Company or its subsidiaries having a fair market value equal to more than fifty percent (50%) of the total fair market value of the Company's assets to an entity which is not controlling, controlled by or under common control with the Company, or (iv) the acquisition of a record or beneficial interest in more than twenty-five percent (25%) of the then outstanding voting securities of the Company, either in a single transaction or a series of transactions, by an entity or "group" within the meaning of Section 13(d) of the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder, which is not an affiliate of the Company.




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                          4.6     Survival.  Notwithstanding anything to the
contrary in this Agreement, paragraph 9 regarding confidentiality and equitable relief shall survive the termination of this Agreement for any reason.

         5. Disability. In the event of Employee's physical or mental disability (so that Employee is not reasonably able to render full services as contemplated hereby) for any consecutive period exceeding eight (8) months, or for shorter periods aggregating more than eight (8) months during any twelve
(12) month period, Employer shall nevertheless continue to pay full salary up to and including the last date of the eighth consecutive month of disability, or the day on which the shorter periods of disability shall have equalled to a total of eight (8) months during such twelve (12) month period, but Employer may, at any time within six (6) weeks thereafter, at its election terminate this Agreement by delivery of written notice thereof to Employee. In the event of any termination pursuant to the foregoing provisions of this paragraph 5, both Employee and Employer shall thereupon be released and discharged of and from all further obligations hereunder except (i) for any accrued salary and benefits due and owing to Employee and then unpaid, and (ii) upon such termination by the Company, all Stock Options shall automatically and immediately become vested. If Employer does not so elect, this Agreement shall remain in full force and effect.

         6. Death. In the event of Employee's death at any time during the term hereof, this Agreement shall terminate, in which event Employer shall, except as provided in the next sentence, thereupon be released and discharged of and from all further obligations hereunder except for any accrued salary and benefits due and owing to Employee and then unpaid, and, Upon Employee's death, all Stock Options shall automatically and immediately become vested. In addition, in the event of Employee's death at any time during the term hereof, Employer shall pay to Employee's legal successors an amount equal to six (6) months of Employee's salary at the time of death, such payment to be made within 60 days of the date of death.

         7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns; provided, however, that neither of the parties may assign any of his or its rights or obligations under this Agreement, subject to the provisions of the next sentence. Employee agrees that Employer may assign this Agreement and grant its rights hereunder in whole or in part to its successor or successors, or to a corporation with which it may be merged, consolidated or combined, or to a corporation which may acquire all or a major portion of Employer's assets, provided that no such assignment shall be effective unless and until (i) any such assignee shall expressly assume all of



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Employer's executory obligations hereunder, and (ii) Employee shall consent to the assignment.

         8. Warranties. Employee hereby warrants that he is free to enter into this Agreement and to render his services pursuant hereto. Employer hereby warrants that this Agreement has been duly authorized by its Board of Directors.

         9. Confidentiality. In view of the fact that Employee's work as an employee of Employer will bring Employee into close contact with many confidential affairs of Employer, including matters of a business nature, such as information about costs, profits, markets, sales and any other information not readily available to the public and plans for future development, Employee hereby agrees:

                 9.1 To keep secret all confidential matters of Employer (including without limitation such matters which Employer notifies Employee are confidential) learned prior to the date of this Agreement and in the course of Employee's employment hereunder, and not to disclose them to anyone outside of Employer, either during or after Employee's employment with Employer, or both, until such time as Employer gives its written consent to such disclosure; and

                 9.2 To deliver promptly to Employer on termination of Employee's employment by Employer, or at any other time Employer may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to Employer's business which Employee may then possess or have under Employee's control; and

                 9.3 That violation of paragraph 9 would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach or threatened breach by Employee of paragraph 9, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company's rights and remedies shall be unrestricted and cumulative.

         10. Compliance with Law. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation contrary to which the parties have no right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.



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         11.     Notices.  All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:



                 (i)      If to Employer:

                          Barry's Jewelers, Inc.
                          111 West Lemon Avenue
                          Monrovia, California  91016
                          Attention:  Chairman of the Board
                          Telecopy No.:  (818) 357-7596

                 (i)      If to Employee:

                          ------------------------------------
                          ------------------------------------
                          ------------------------------------
                          ------------------------------------

         12. Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties relating to the employment of Employee by Employer effective with respect to the period from and after the date hereof. Without limiting the generality of the foregoing, that certain letter agreement between the Company and the Employee dated November 17, 1995 is hereby terminated effective as of the date of this Agreement. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by the party against which modifications or waiver or amendment or termination is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time shall not be considered to be a continuing waiver.

         13. Governing Law. This Agreement shall be construed under and governed by the laws of the State of California, without giving effect to principles of conflicts of laws.

         14. Attorney's Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable



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attorneys' fees and costs incurred in connection with such action or proceeding.

         15. Headings. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed these presents the day and year first above written.




                                              BARRY'S JEWELERS, INC.
                                              a California corporation



                                              By:_____________________________

                                                 Its:__________________________


                                              EMPLOYEE



                                              ________________________________
                                              Robert Bridel



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